Exhibit 99.1

II-VI Incorporated Licenses Technology for

Silicon Carbide Devices and Modules for Power Electronics

PITTSBURGH, June 29, 2020 (GLOBE NEWSWIRE) – II-VI Incorporated (Nasdaq: IIVI), a leader in compound semiconductors, today announced that it signed an agreement with General Electric (NYSE: GE) to license GE’s technology to manufacture silicon carbide (SiC) devices and modules for power electronics.

The rapid growth in electric vehicles, renewable energy, microgrids, and power supplies for data storage and communications is driving the strong demand for SiC-based power electronics. SiC achieves superior efficiency, higher energy density, and lower system-level cost per watt compared with state-of-the-art silicon-based devices. Power electronics based on SiC have demonstrated their potential to have a highly beneficial impact on the environment via significant reductions in carbon dioxide emissions and energy consumption.

“We believe that SiC-based power electronics materials and components will become increasingly deployed in electrification systems including, for example, in electric vehicles, industrial infrastructure, and large datacenters, and so we continue to invest to position II-VI in strategic points of the evolving supply chains to enable key customers,” said Dr. Vincent D. Mattera, Jr., Chief Executive Officer, II-VI Incorporated. “As such, we intend to remain focused on executing our recently announced plan to scale our capacity of 150 mm SiC materials by 5-10x while scaling volume production of a differentiated 200 mm materials technology to meet the anticipated growing demand over the next five years.”

“We’re excited to enter into this agreement with II-VI, which positions II-VI well to capitalize on the growing market demand for SiC-based electronics,” said Joe Krisciunas, President of GE Aviation Electrical Power Systems. “At the same time, it will broaden GE’s commercial reach beyond the industry sectors we already serve with SiC technology.”

GE and its industrial businesses, led by Aviation, continue to aggressively develop next-generation silicon carbide for new applications. The business offers electrical power products with power levels from kilowatts to megawatts for harsh environments in aerospace, industrial, and military applications.

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and optoelectronic components, is a vertically integrated manufacturing company that develops innovative products for diversified applications in communications, materials processing, aerospace & defense, semiconductor capital equipment, life sciences, consumer electronics, and automotive markets. Headquartered in Saxonburg, Pennsylvania, the Company has research and development, manufacturing, sales, service, and distribution facilities worldwide. The Company produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms, including integrated with advanced software to support our customers. For more information, please visit us at www.ii-vi.com.

CONTACT:	Mark Lourie
Vice President, Corporate Communications
corporate.communications@ii-vi.com
www.ii-vi.com/contact-us

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